SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                    NOTIFICATION OF AMENDMENT OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of amendment of registration submits the following information:

Name: RBC VARIABLE ANNUITY ACCOUNT A
     (Formerly BMA Variable Annuity Account A)

Address of Principal Business Office:

         2000 Wade Hampton Boulevard
         Greenville, SC  29615-1064

Telephone Number:  (800) 551-8354

Name and Address of Agent for Service of Process:

     R. David Black
     Business Men's Assurance Company of America
     2000 Wade Hampton Blvd.
     Greenville, SC 29615-1064

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:   [X] Yes      [   ] No


                                   SIGNATURES


Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of amendment of registration to be duly signed on behalf of the registrant in the City of Greenville and State of South Carolina on the 28th day of March, 2006.


                                         BMA VARIABLE ANNUITY ACCOUNT A
                                            Registrant


                                    By:  BUSINESS MEN'S ASSURANCE COMPANY OF
                                           AMERICA
                                             Depositor



                                    By: /s/R. DAVID BLACK
                                        ------------------------------------
                                        R. David Black
                                        President and Chief Executive Officer


Attest: /s/GUY H. SMITH, III
          --------------------------------------
           Guy H. Smith, III

           Vice President and Treasurer
           -----------------------------------------
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